DEALER AGREEMENT

Legg Mason Investor Services, LLC

Name & Address of Firm

Ladies and Gentlemen:

We, Legg Mason Investor Services, LLC (the “Distributor,” “LMIS,” “We,”) have agreements with certain investment companies (each a “Distribution Agreement”) or series thereof (each a “Fund”), pursuant to which We act as the principal underwriter and distributor for the sale of common shares of the Funds (“Shares”), and as such We have the right to distribute Shares for resale.

We understand that COMPANY (the “Dealer,” “You,” “Your”) wish to act as a dealer with respect to the Shares. You have represented that You are either a broker-dealer registered with the SEC under the Securities Exchange Act of 1934, as amended, (“1934 Act”), and a member in good standing of the Financial Industry Regulatory Authority (“FINRA”), or a “bank” as defined in Section 3(a)(6) of the 1934 Act (“Bank”) and are not required to register as a broker-dealer under the 1934 Act, at the time of each transaction subject to this Dealer Agreement (“Agreement”). As a broker in the capacity of principal underwriter and distributor for the Funds, We authorize You, and You hereby agree, to sell or to arrange for the sale of Shares of each Fund upon the following terms and conditions, and You agree to perform certain other services set forth in this Agreement.

Each Fund is an open-end investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”), and the Shares being offered to the public are registered under the Securities Act of 1933, as amended (the “1933 Act”). The term “Prospectus”, as used herein, refers to the prospectus and related statement of additional information (the “Statement of Additional Information”) incorporated therein by reference (each as amended or supplemented) on file with the Securities and Exchange Commission (“SEC”) at the time in question. This Agreement applies to those Funds made operationally available by us from time to time and of which We notify You. This Agreement does not necessarily apply to all of the Funds and Shares for which We act as the principal underwriter and distributor.

In wrap and fee based programs, ClearBridge institutional share classes (currently called ClearBridge Class I and Class FI) are only available to You if You maintain omnibus accounts unless We agree in writing. In brokerage accounts, ClearBridge institutional share classes can be sold by You if You maintain either omnibus accounts or a Network Level 3 environment. All of the foregoing is subject to the eligibility requirements of the Fund’s prospectus.

1. Authorization, Services and Duties.

(a) Purchase, redemption or exchange orders received from You will be accepted through us only at the public offering price per share (i.e., the net asset value per share plus the applicable front-end sales charge, if any) applicable to each order, and all orders for redemption of any Shares shall be executed at the net asset value per share less any applicable deferred sales charge, if any, in each case as set forth in the applicable Prospectus. A Fund may additionally impose redemption fees, as described in the applicable Prospectus. Any applicable deferred sales charge amounts received or retained by You shall be paid over by You directly to us or our designated delegate in partial consideration of our payment

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to You of any commission amounts provided by us at the time of sale. The procedure relating to the handling of orders shall be subject to provisions of this Agreement and instructions that We or the Fund shall forward from time to time to You. All orders are subject to acceptance or rejection by the applicable Fund or us in the sole discretion of either. The minimum initial purchase and the minimum subsequent purchase of any Shares shall be as set forth in the applicable Prospectus. You agree to effect all purchase, redemption or exchange orders in the manner and upon the terms described in the Prospectus (including restrictions on shareholder eligibility, frequent trading, imposition of redemption fees and maintenance of account balance minimums.)

(b) You agree to comply with provisions of Rule 22c-2 under the 1940 Act as applicable to each Fund (including reporting procedures adopted to comply with the Rule).

(c) You shall be permitted to accept orders for the purchase, exchange or redemption of Shares of the Funds on each business day that the New York Stock Exchange (“NYSE”) is open for business and a Fund’s net asset value is determined (“Business Day”). Instructions received in proper form by You prior to time of acceptance for orders set forth in the applicable Prospectus (“Close of Trading”) (generally the close of regular trading on the NYSE, which is generally 4:00 p.m. Eastern Time or such other time as specified in the applicable Prospectus), and with respect to which You transmit orders to the Fund via the NSCC Fund/SERV system up to the latest time accepted by Fund/SERV on a given Business Day, will be deemed to have occurred, and will be credited to the respective account, at the per share NAV next calculated after the Close of Trading on that Business Day. You will not transmit orders based on Instructions received from Shareholders after the Close of Trading for that Business Day’s NAV.

(d) Solely for the limited purpose of receiving orders for the Shares of the Funds by customers prior to the Close of Trading on a Business Day and communicating such orders after the Close of Trading on such Business Day, You will be deemed to act as agent of the Funds. Each communication of orders by You shall constitute a representation that such orders were received by us prior to the calculation of net asset value, as described in the applicable Prospectus on the Business Day on which the order is priced in accordance with Rule 22c-1 under the 1940 Act. You represent and warrant that: (a) there are controls in place designed to prevent market timing and frequent trading, (b) You will use Your best efforts to assist us in identifying market timers or investors who engage in a pattern of short-term trading, and (c) Your internal systems for processing and transmitting orders are suitably designed to prevent orders received at or after the Close of Trading from being aggregated with orders received before the Close of Trading.

(e) The offering price (“Offering Price”) of Shares of each Fund shall be the net asset value per share as next determined by the Fund following receipt of an order at Your principal office, plus any applicable sales charge.

(f) In all sales to the public You shall act as broker-dealer for Your customers or as dealer for Your own account, and in no transaction shall You have any authority to act as agent for the Funds, for us or for any other dealer except for the limited purpose of determining the time as of which transactions in Shares are deemed to have been received, and as otherwise provided in this Agreement.

(g) You shall not place orders for any Shares unless You have already received purchase orders for those Shares at the applicable public offering price and subject to the terms hereof. You agree that You will not offer or sell any Shares except under circumstances that will result in compliance with the applicable Federal and state laws (including, without limitation, applicable provisions of the 1933 Act, 1934 Act, 1940 Act and the rules and regulations of the FINRA), any

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applicable banking laws, the applicable rules and regulations thereunder and the rules and regulations of applicable regulatory agencies or authorities (collectively, “Applicable Law”) and that in connection with sales and offers to sell Shares You will furnish to each person to whom any such sale or offer is made, a copy of the Prospectus as and when required under Applicable Laws and, upon request, the Statement of Additional Information, and will not furnish to any person any information relating to Shares which is inconsistent in any respect with the information contained in the Prospectus or Statement of Additional Information (as then amended or supplemented). You shall not furnish or cause to be furnished to any person or display or publish any information or materials relating to the Shares (including, without limitation, promotional materials and sales literature, advertisements, press releases, announcements, statements, posters, signs or other similar material), except such information and materials as may be furnished to You by, or on behalf of, us or the Funds, and such other information and materials as may be approved by, or on behalf of, us or the Funds.

(h) If You are a broker-dealer, You are hereby authorized (i) to place orders directly with the applicable Fund or its agent for Shares subject to the applicable terms and conditions governing the placement of orders by us set forth in the Prospectus and (ii) to tender Shares directly to each Fund or its agent for redemption or exchange subject to the applicable terms and conditions governing the redemption of Shares applicable to us set forth in the Prospectus including restrictions on frequent trading, imposition of redemption fees and maintenance of account balance minimums.

(i) You shall not withhold placing orders received from Your customers so as to profit yourself as a result of such withholding, e.g., by a change in the “net asset value” from that used in determining the offering price to Your customers.

(j) You shall provide ongoing shareholder liaison services to the shareholders of each Fund, including responding to shareholder inquiries, providing shareholders with information on their investments, and any other services now or hereafter deemed to be appropriate subjects for the payment of “service fees” under FINRA Rule 2830.

(k) You agree to maintain records sufficient to identify the date and time of receipt of all customer transactions or as otherwise required by Applicable Law. You further agree to make such records available upon request for examination by us, or our designated representative, at the request of the transfer agent or by appropriate governmental authorities. Under no circumstances shall You change, alter or manipulate any customer transactions received by You in good order.

2. Settlement and Delivery.

(a) Transactions in the Shares of a Fund may be effected through the Fund/SERV service of the National Securities Clearing Corporation (the “NSCC”) and, if applicable, account records may be maintained through the networking service of the NSCC, provided that each party hereto will comply with all applicable rules of the NSCC and the schedules thereto. Furthermore, You hereby represent that all of Your representations set forth in Your Agreement with respect to participating in the NSCC network or in any schedules thereto are accurate and true as of the date hereof and will remain accurate and true insofar as the transactions in the Shares of the Fund are effected through the Fund/SERV service of the NSCC and, if applicable, the account records are maintained through the networking service of the NSCC. You will be solely responsible for the accuracy of each instruction through the Fund/SERV and networking services, and the issuance of a Fund/SERV instruction will constitute Your representation and warranty to us and a Fund’s transfer agent that the instruction is accurate, complete, and issued as duly authorized by the client whose Shares are the subject of the instruction.

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(b) You agree that payment for orders from You for the purchase of Shares will be made in accordance with the terms of the Prospectus. On or before the settlement date of each purchase order for Shares, You shall transfer same day funds to an account designated by us with the transfer agent in an amount equal to the public offering price on the date of purchase of the Shares being purchased less Your sales concession, if any, with respect to such purchase order determined in accordance with the Prospectus. If payment for any purchase order is not received in accordance with the terms of the Prospectus, We reserve the right, without notice, to cancel the purchase and to hold You responsible for any loss sustained as a result thereof.

(c) If any Shares sold under the terms of this Agreement are sold with a sales charge and are redeemed or are tendered for redemption within seven (7) business days after confirmation of Your purchase order for such Shares, you shall forthwith refund to us the full sales concession received by You on the sale.

(d) Certificates evidencing Shares generally will not be available. Upon payment for Shares in accordance with this paragraph 2, the transfer agent will issue and transmit to You or Your customer a confirmation statement evidencing the purchase of such Shares. Any transaction in uncertificated Shares, including purchases, transfers, redemptions and repurchases, shall be effected and evidenced by book-entry on the records of the transfer agent.

(e) We will not accept any conditional orders for Shares transmitted by You.

(f) We and each Fund reserve the right in our discretion, without notice, to suspend sales or withdraw the offering of any Shares entirely.

(g) In making Shares available to Your clients or customers, You agree to comply with all Applicable Law, including the applicable law and regulation of the jurisdictions in which You sell any Shares directly or indirectly.

(h) As a result of the necessity to compute the amount of any applicable deferred sales charge or redemption charge due with respect to the redemption of Shares, You may hold Shares of a Fund imposing such a charge in a “street name” account with our consent, and, in such event, You shall be responsible for computation, collection and payment to us of such charges, the application of any discounts, the application of Fund’s market-timing and frequent trading policies, providing lot histories if accounts convert from omnibus to individual accounts, all in accordance with the applicable Prospectus for the Fund. Except as otherwise permitted by us, Shares owned by a shareholder must be in a separate identifiable account for such shareholder.

3. Authority With Respect to Offering of Shares. We shall have full authority to take such action as We may deem advisable in respect of all matters pertaining to the continuous offering of Shares. We shall be under no liability to You except for lack of good faith and for obligations expressly assumed by us herein. Nothing contained in this paragraph 3 is intended to operate as, and the provisions of this paragraph 3 shall not in any way whatsoever constitute a waiver by You of compliance with, any provisions of the 1933 Act or of the rules and regulations of the SEC issued thereunder.

4. Compensation.

(a) So long as this Agreement remains in effect, We will pay or cause to be paid to You any ongoing distribution fees and/or shareholder service fees with respect to Shares purchased through You and held by or for Your customers and the services to be provided under this Agreement at such rates and in such manner as may be described in the Prospectus and/or SAI.

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(b) Each Fund’s Board has adopted a Distribution Plan pursuant to Rule 12b-1 of the 1940 Act (the “Plans”) with respect to applicable Shares. Under the terms of the Plans, We may be entitled to compensation for distribution related services that We provide to the Funds, and We are permitted to pay all or a portion of such compensation to entities that engage in or support the distribution of Shares. For the services to be provided under this Agreement and for so long as this Agreement remains in effect, We agree to pay You in accordance with the Funds’ then current Prospectus and/or SAI.

(c) In the event We do not receive payment from a Fund under the relevant Distribution Agreement or applicable Plan or as otherwise provided in the Prospectus, or if such Distribution Agreement or Plan is cancelled, terminated or modified, You agree to waive Your right to receive compensation until such time, if ever, We receive payment.

(d) You agree that, with respect to the compensation You receive in connection with the offering of Shares or transactions involving Shares (including payments from us or our affiliates), You will make or cause to be made disclosure of such payments in accordance with Applicable Law.

(e) In determining the amount of any sales concession payable to You hereunder, We reserve the right to exclude any sales that We reasonably determine are not made in accordance with the terms of the Prospectus and the provisions of this Agreement. If You provide sub-accounting services, You will provide us with transaction details, invoices for any shareholder servicing fees pursuant to the Fund’s then current Rule 12b-1 plan, and reports detailing any contingent deferred sales charges due to us.

(f) In the event LMIS distributed funds are sold through a 401k/Retirement platform agreement with LMIS that allows for a broker dealer to collect 12b-1, You are entitled to receive the payment through this Agreement.

5. Representations Concerning the Funds. No person is authorized to make any representations concerning Shares except those contained in the current Prospectus and Statement of Additional Information and in printed information subsequently issued by us or the Funds as information supplemental to the Prospectus and the Statement of Additional Information. In purchasing or offering Shares pursuant to this Agreement You shall rely solely on the representations contained in the Prospectus, the Statement of Additional Information and the supplemental information above mentioned.

6. Prospectus and Materials Delivery to Clients. You agree to deliver to each purchaser making a purchase of Shares from or through You a copy of the Prospectus as required by Applicable Law and, upon request, the Statement of Additional Information. You may instruct the transfer agent to register Shares purchased in Your name and account as nominee for Your customers. You agree thereafter to deliver to any purchaser whose Shares You or Your nominee are holding as record holder as required by Applicable Law copies of the annual and interim reports and proxy solicitation materials and any other information and materials relating to the Funds and prepared by or on behalf of us, the Funds or the investment adviser, custodian, transfer agent or dividend disbursing agent for distribution to beneficial holders of Shares. The Funds shall be responsible for the costs associated with forwarding such reports, materials and other information and shall reimburse You in full for such costs. You further agree to make reasonable efforts to endeavor to obtain proxies from such purchasers whose Shares You or Your nominee are holding as record holder. You further agree to obtain from each customer to whom You sell Shares any taxpayer identification number certification required under Section 3406 of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder, and to provide us or our designee with timely written notice of any failure to obtain such taxpayer identification

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number certification in order to enable the implementation of any required backup withholding in accordance with Section 3406 of the Code and the regulations thereunder. Additional copies of the Prospectus, Statement of Additional Information, annual or interim reports, proxy solicitation materials and any such other information and materials relating to the Funds will be supplied to You in reasonable quantities upon request.

7. Information Sharing. As applicable, LMIS, and You, confirm their Agreement for the sharing of transaction information relating to any and all of the fund families that may be offered by LMIS from time to time with respect the implementation and compliance with SEC Rule 22c-2 under the 1940 Act (each Fund not excepted from the requirements of Rule 22c-2 under the 1940 Act, a “Rule 22c-2 Fund”).

(a) With respect to each Rule 22c-2 Fund, You agree to provide to LMIS and/or its designee, upon written request, the taxpayer identification number (“TIN”), the Individual/International Taxpayer Identification Number (“ITIN”), or other government issued identifier (“GII”), if known, of any or all Clients of the account. You also agree to provide the number of shares, dollar value, date, name or other identifier (including broker identification number) of any investment professional(s) associated with the Client(s) or account (if known), and transaction type (purchase, redemption, transfer or exchange) of every purchase, redemption, transfer, or exchange of Shares of a Rule 22c-2 Fund held through an account maintained by You during the period covered by the request. Requests must set forth a specific period, generally not to exceed 90 days from the date of the request, for which transaction information is sought. A Rule 22c-2 Fund and/or its designee may request transaction information older than 90 days from the date of the request as it deems necessary to investigate compliance with policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Fund.

(b) With respect to each Rule 22c-2 Fund, You agree to transmit the requested information that is on its books and records to LMIS and/or its designee promptly, but in any event not later than five (5) business days, or as otherwise agreed to by the parties, after receipt of a request. If the requested information is not on Your books and records, You agree to (i) provide or arrange to provide to the Rule 22c-2 Fund and/or its designee the requested information pertaining to shareholders who hold accounts with an indirect intermediary; or (ii) if directed by LMIS, block further purchases of Shares from such indirect intermediary. In such instance, You agree to inform LMIS whether it plans to perform (i) or (ii). Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the parties. To the extent practicable, the format for any transaction information provided to LMIS should be consistent with the NSCC Standardized Data Reporting Format. For purposes of this provision, an “indirect intermediary” has the same meaning as in SEC Rule 22c-2 under the 1940 Act.

(c) LMIS agrees not to use the information received for marketing or any other similar purpose without Your prior written consent.

(d) You agree to execute written instructions from LMIS to restrict or prohibit further purchases (including shares acquired by exchanges) of Shares by a Client that has been identified by LMIS as having engaged in transactions of the Shares (directly or indirectly through the intermediary’s account) that violates policies established by the Fund.

(e) Instructions must include the TIN, ITIN or GII if known, and the specific restriction(s) to be executed. If the TIN, ITIN or GII is not known, the instructions must include an equivalent identifying number of the Client(s) or account(s) or other agreed upon information to which the instruction relates.

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(f) You agree to execute instruction as soon as practicable, but not later than five (5) business days, or as otherwise agreed to by the parties, after receipt of the instructions by the intermediary.

(g) You must provide written confirmation to LMIS that instructions have been executed. You agree to provide confirmation as soon as reasonably practicable, but not later than ten (10) business days after the instructions have been executed.

(h) The provisions of this Section 7 shall survive termination of this Agreement for at least 60 days after the termination date.

(i) Effective Date. The provisions of the Agreement, related to 22c2 shall be effective as of the latter of the date of this Agreement or [                    ] or such other compliance date mandated by Rule 22c-2 under the 1940 Act.

8. Termination, Amendment and Assignment.

(a) This Agreement may be terminated with respect to any Fund at any time, without the payment of any penalty, by vote of the Fund’s Board, by vote of a majority of those members of such Board who are not “interested persons” of that Fund as defined in the 1940 Act, or by vote of a majority of the outstanding voting securities of a Fund on 60 days’ written notice to You and us.

(b) Notwithstanding subparagraphs 15(a) and 16(b), each party hereto has the right to terminate this Agreement without penalty upon 30 days’ notice to the other party; provided, however, that termination shall not affect any party’s obligations hereunder with respect to any transactions or activities occurring prior to the effective time of termination.

(c) Upon termination of this Agreement, ongoing trail commissions and/or shareholder servicing fees shall no longer accrue or be paid to You.

(d) We reserve the right to amend this Agreement in any respect effective on notice to You and Your placing of an order after the effective date of any such amendment shall constitute Your acceptance thereof. Each notice of amendment required by this paragraph shall be provided by electronic communication (i.e. email) or given in writing and delivered personally or mailed by certified mail or overnight courier service or sent by facsimile to the address identified herein or such other address as You may by written notice provide.

(e) This Agreement will terminate automatically in the event of its assignment. This Agreement will terminate automatically with respect to any Fund in the event that the Distribution Agreement or Plan with respect to such Fund is terminated.

(f) The indemnification provisions contained in this Agreement shall survive the termination of this Agreement.

9. Services Not Exclusive. The services furnished by You hereunder are not to be deemed exclusive, and You shall be free to furnish similar services to others so long as its services under this Agreement are not impaired thereby. This Agreement also does not preclude any other sales of Shares by or through LMIS or any other party.

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10. Liability and Indemnification.

You agree that: (a) You shall not effect any transactions (including, without limitation, any purchases and redemptions) in any Shares registered in the name of, or beneficially owned by, any customer unless such customer has granted You full right, power and authority to effect such transactions on his behalf; (b) We shall have full authority to act upon Your express instructions to sell, repurchase or exchange Shares through us on behalf of Your customers under the terms and conditions provided in the Prospectus; and (c) You shall indemnify and hold harmless the Funds, us and both of our respective affiliates, representatives and agents, successors and assigns, officers and directors, and each person who controls either us or the Funds (within the meaning of the 1933 Act) from and against any and all direct or indirect costs, claims, expenses, liabilities or losses, including attorney’s fees resulting from (i) any alleged violation of any statute or regulation or rule of a self-regulatory organization (including, without limitation, the securities laws and regulations of the United States or any state or jurisdiction or the FINRA Rules) or any alleged tort or breach of contract, related to the offer or sale by You of Shares of the Funds pursuant to this Agreement (except to the extent that our negligence or failure to follow correct instructions received from You is the cause of such loss, claim, liability, cost or expense); (ii) requests, directions, actions or inactions of or by You, Your officers, directors, employees, partners or agents regarding the purchase, redemption or transfer of registration of Shares of the Funds, including the use of Marketing Pieces (as defined below), for Your accounts, Your customers and other shareholders or from any unauthorized or improper use of any on-line computer facilities; (iii) incorrect investment instructions received by us or a Fund or Fund agent from You; or (iv) the breach by You of any of Your representations, warranties or agreements specified herein or Your failure to comply with the terms and conditions of this Agreement.

We agree to indemnify You and hold You harmless from and against any and all liabilities and losses resulting directly from (i) any misstatement of a material fact in the Prospectus of a Fund or the omission of any material fact required to be stated in the Prospectus of a Fund or necessary to make the statements in the Prospectus not misleading; or (ii) our failure to comply with the terms and conditions of this Agreement. The foregoing indemnification provisions shall survive termination of this Agreement.

11. Suitability. You agree that it is Your responsibility to evaluate and determine that any transaction in Shares (including a transaction in a specific class of Shares of a Fund) is a suitable transaction for each client based on the client’s objectives and risk profile. You shall not effect any transaction in, or induce any purchase or sale of, any Shares by means of any manipulative, deceptive or other fraudulent device or contrivance and shall otherwise deal equitably and fairly with Your customers with respect to transactions in Shares.

12. Anti-Money Laundering. You represent and warrant to us and the Funds:

(a) You have in place an anti-money laundering and customer identification program (“AML program”) that does now and will continue to comply with applicable laws and regulations, including the relevant provisions of the Bank Secrecy Act and the USA PATRIOT Act, as they may be amended, and the regulations issued thereunder by duly vested regulatory authority and the Conduct Rules of the FINRA and the New York Stock Exchange, Inc., as applicable (“Anti-Money Laundering Law and Regulation”) and will carry out its duties and responsibilities under the AML Rules and Regulations as applicable to orders for Fund shares and the customers on whose behalf those orders are placed.

(b) You have, after undertaking reasonable inquiry, no information or knowledge that (i) any customers that You introduce to the Funds or on whose behalf You purchase Shares, or (ii) any person or entity controlling, controlled by or under common control with such customers is an individual or entity or in a country or territory that is on an Office of Foreign Assets Control (“OFAC”) list or similar list of sanctioned or prohibited persons maintained by a U.S. governmental or regulatory body.

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(c) You have in place, and have conducted due diligence pursuant to, policies, procedures and internal controls reasonably designed (i) to verify the identity of the customers that You introduce to the Funds or on whose behalf You purchase Shares, and (ii) to identify those customers’ sources of funds, and have no reason to believe that any of the invested funds were derived from illegal activities.

(d) You will provide us or the Funds (or their service providers) upon reasonable request any information and certifications regarding specific accounts that may be reasonably necessary for the Funds and their service providers to fulfill their responsibilities relating to their anti-money laundering programs or any other information reasonably requested by us or the Funds (or their service providers) to assist with compliance with the Anti-Money Laundering Law and Regulation, as may be permitted by law or regulation.

(e) You will promptly notify us should You become aware of any change in the above representations and warranties. In addition, We on our own behalf and on behalf of the Funds hereby provide notice to You that We and/or the Funds reserve the right to make inquires of and request additional information from You regarding Your AML program.

13. Confidentiality and Privacy.

(a) You represent and warrant that You have adopted and implemented procedures to safeguard customer information and records that are reasonably designed to ensure the security and confidentiality of customer records and information and to ensure Your compliance with the SEC’s Regulation S-P or other applicable privacy law. Both of us agree on behalf of ourselves, our affiliates and employees that the terms of this Agreement, information exchanged hereunder and information about our respective customers and potential customers is confidential and as such shall not be disclosed, sold or used in any way except to carry out the terms of this Agreement. Notwithstanding the foregoing, such confidential information may be disclosed on a “need to know” basis as set forth in applicable privacy rules and regulations. The obligations regarding confidentiality hereunder shall not apply to any information which is (i) otherwise publicly available, (ii) already possessed by the entity to whom the information was disclosed prior to disclosure hereunder, (iii) independently developed by the entity, or (iv) disclosed pursuant to law, rule, regulation or court or administrative order. The provisions of this paragraph shall survive termination of this Agreement.

(b) You represent and warrant that the security of Your computer system is commercially reasonable and reasonably designed to prevent any illegal or injurious activities of persons (including persons outside of You) attempting to access a computer system maintained or operated by or on behalf of us or the Funds through Your computer system.

14. Complaints and Litigation. You agree that You will promptly forward any client complaints or threatened or pending litigation notices specifically relating to the management of the Funds, whether written or if verbal, in the form of a written summary, to us or our designated party. We or our designated party will undertake to investigate and respond to the complaint or threatened or pending litigation notices in line with our complaints and litigation procedures. You agree to fully cooperate with such investigation and response.

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15. Broker-Dealer Regulation.

(a) If You are a broker-dealer, You represent and warrant that: (i) You are a member in good standing of the FINRA; (ii) in making any sales of Shares You will comply with the FINRA’s Rules and (iii) You are a member in good standing of the Securities Investor Protection Corporation (“SIPC”). You agree to notify us immediately in the event of Your expulsion or suspension from the FINRA or SIPC, or the institution of an investigation or proceeding by any federal, state or self-regulatory organization against You alleging that You have violated any applicable federal or state law, rule or regulation or any rule of the FINRA or of SIPC arising out of Your activities as a broker-dealer or bank, as appropriate, or in connection with this Contract, or which may otherwise affect in any material way its ability to act in accordance with the terms of this Agreement. We shall have the right to terminate immediately upon the occurrence of an event described in this Section 15(a).

(b) You represent and warrant that (i) each employee and agent of Yours who shall engage in the offering or sale of Shares is currently duly licensed under applicable federal and state laws and regulations, and, if You are a broker-dealer, with the FINRA, and (ii) You shall not permit any employee or agent to offer or sell Shares unless such person is duly licensed under applicable federal and state laws and regulations, and with the FINRA.

16. Banking Laws.

(a) If You are a Bank, You represent and warrant that, with respect to any and all transactions in Shares of the Funds pursuant to this Agreement, it is understood and agreed in each case that unless otherwise agreed to by us in writing: (i) You shall be acting solely as agent for the account of Your customer; (ii) each transaction shall be initiated solely upon the order of Your customer; (iii) We shall execute transactions only upon receiving instructions from You acting as agent for Your customer; (iv) as between You and Your customer, Your customer will have full beneficial ownership of all Shares; (v) each transaction shall be for the account of Your customer and not for Your account; (vi) each order will comply with the applicable terms and conditions governing the placement of orders as set forth in the Prospectus including restrictions on frequent trading, imposition of redemption fees and maintenance of account balance minimums; and (vii) You are legally permitted to receive all compensation contemplated by this Agreement and, if acting as a fiduciary, the receipt of such compensation is consistent with Your fiduciary obligations.

(b) If You are a Bank or distributing through a Bank affiliate, You or the affiliate represent and warrant that You or the affiliate are: (i) not in violation of any banking law, rule or regulations as to which You are subject and that the transactions contemplated by this Agreement will not result in any violations of any banking law, rule or regulation, and (ii) exempt from registration under the 1934 Act as a broker-dealer and will continue to be exempt from registration as long as this Agreement is in effect. You agree to notify us immediately in the event that You are no longer exempt from registration under the 1934 Act as a broker-dealer. We shall have the right to terminate this Agreement immediately upon receipt of information that You are no longer exempt from registration under the 1934 Act as a broker-dealer.

(c) You further represent and warrant to us that You will use Your best efforts to ensure that any purchase of Shares by Your customers constitutes a suitable investment for such customers.

17. Instruction and Training. You agree that it is Your responsibility to provide proper instruction, training and supervision of appropriate sales personnel in order that Shares will be offered and sold in accordance with the terms and conditions of this Agreement and in accordance with all applicable laws. You also agree that it is Your responsibility to assure that Your sales personnel are properly licensed, certified and familiar with the Funds and any classes thereof.

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18. Blue Sky Registrations and Sales in Other Jurisdictions. We shall notify You of the states or other jurisdictions in which Shares are currently available for sale to the public. We shall have no obligation to register or make available Shares in any state or other jurisdiction. You shall provide to the transfer agent of each Fund, or another designated agent, each client’s state of residency on each trade record and registration record so We can monitor trades for blue sky compliance. You represent and warrant that: (a) You will not offer Shares of any Fund for sale in any state or other jurisdiction where such Shares may not be legally sold; (b) You will not offer Shares of any Fund for sale in any state or other jurisdiction where You are not qualified to act as a broker-dealer; and (c) You will not offer Shares of any Fund for sale in any foreign country unless authorized by us. If You trade shares in an omnibus account, You agree to provide a detailed trade file to us or our designated agent for blue sky monitoring purposes.

19. Correspondent Relationships. If You maintain relationships with unaffiliated introducing broker/ dealers or unaffiliated broker/ dealers who clear through You (“Correspondent” or “Correspondents”), You:

(i) acknowledge that certain of Your Correspondents have not entered into a Dealer Agreement or a Shareholder Services Agreement with LMIS and;

(ii) represent and warrant that Your contract with each Correspondent requires each Correspondent to comply with applicable law, including but not limited to anti-money laundering, each Fund’s registration statement, each Fund’s polices against late trading and market timing, and with the terms of the Agreement and;

(iii) represent and warrant that You maintain a due diligence process in evaluating and monitoring each Correspondent’s compliance procedures, including procedures to comply with applicable law, including but not limited to anti-money laundering, each Fund’s registration statement, each Fund’s polices against late trading and market timing, and with the terms of the Agreement and;

(iv) represent that that You will indemnify and hold harmless each Fund, LMIS, and each officer, employee, affiliate and agent of LMIS from and against any and all claims, demands, actions, losses, damages, liabilities, or costs, charges, counsel fees, and expenses of any nature arising out of any act or omission by a Correspondent in violation of applicable law, including but not limited to anti-money laundering each Fund’s registration statement, each Fund’s polices against late trading and market timing, and with the terms of the Agreement to the same extent as if You had committed such act or omission.

20. Debts or Obligations. You shall not incur, nor do You have the authority to incur, any debts or obligations on behalf of us or any Fund.

21. Agreement to Arbitrate. Any claim, controversy, dispute or deadlock arising under this Agreement (collectively, a “Dispute”) shall be settled by arbitration administered in accordance with the rules and regulations of the FINRA or the rules and regulations of such other organization or jurisdiction as agreed to by the parties. Any arbitration and award of the arbitrators, or a majority of them, shall be final and the judgment upon the award rendered may be entered in any state or federal court having jurisdiction. No punitive damages are to be awarded.

22. Notice of Breach. You agree to notify us promptly if any representation or warranty made by You in Paragraphs 15, 16 or 18, as applicable, ceases to be true and accurate.

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23. Notices. Any notice to You shall be duly given if mailed, telegraphed, telecopied or by electronic communication (i.e. email) to You at the address identified herein or such other address as You may by written notice provide. Notice under this Agreement shall be deemed to have been given on the date that it is received in writing by the other party.

Notices required by this Agreement should be sent as follows:

You:	c/o

Attn:
Phone:
Fax:

Legg Mason Investor Services, LLC:	c/o Legg Mason Investor Services, LLC
100 First Stamford Place, 5th Floor
Stamford, CT 06902

	Attn:	Business Implementation
	Fax:	877-563-3019

24. Agreement Binding on Parties. This Agreement shall be binding upon both parties hereto when signed by us and accepted by You in the space provided below; provided, however, that You shall not have any obligations hereunder other than in respect of the duties and agreements expressly undertaken and made by You herein.

25. Governing Law. This Agreement and the terms and conditions set forth herein shall be governed by, and construed in accordance with, the laws of the State of New York. To the extent that the applicable laws of the State of New York conflict with the applicable provisions of the federal securities laws, the latter shall control.

26. Parties Not Partners. This Agreement shall not be construed to constitute a partnership, joint venture, or agency between You and us or any Fund, nor to create an employer-employee relationship between You and us. You acknowledge that You are an independent contractor, that Your business is its own and entirely separate from that of ours and the Funds, and that You will not deal with or represent itself to the public in any other way.

27. Compliance Rule. You agree to provide us with any assistance or report that We reasonably request in order to fulfill our duties to assist the Funds with compliance with Rule 38a-1 under the 1940 Act, in our capacity as principal underwriter to each Fund.

28. Anti-Bribery and Corruption. The Dealer represents and warrants that it understands the requirements of all applicable laws, rules or regulations relating to bribery and corruption both in the Dealer’s home jurisdiction and in any other jurisdictions which may have a connection to the services performed by the Dealer in connection with this Agreement. The Dealer further represents and warrants that it will fully and faithfully comply with all requirements of such laws, rules or regulations in connection with all activities under or in any way connected with this Agreement and such requirements that the Distributor may notify to Dealer.

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29. FATCA Compliance.

(a) As used herein, “FATCA” means (i) Sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986, as amended from time to time, the regulations promulgated from time to time by the U.S. Department of Treasury thereunder, and administrative guidance issued by the U.S. Internal Revenue Service with respect thereto; (ii) any law, regulation or other official guidance enacted in or issued by any non-U.S. jurisdiction, or any intergovernmental agreement between the U.S. and any other jurisdiction, that facilitates the implementation of any of the authorities listed in clause (i); and (iii) any private agreement You or any of Your affiliates has entered into with the U.S. Internal Revenue Service, the U.S. government, or any governmental or taxation authority in any other jurisdiction that facilitates the implementation of any of the authorities listed in clauses (i) and (ii).

(b) You represent, confirm and agree that for all of Your customers investing in Fund shares through an account of a type described below, You (i) directly, or through someone acting on Your behalf, will perform and provide U.S. federal income tax reporting and all applicable U.S. federal income tax withholding (including without limitation any backup withholding and any withholding and other compliance required by FATCA) in accordance with applicable tax law (including FATCA), with respect to such customer accounts, (ii) will, at such times as required by FATCA, have a reporting and verification program in place for Your customers that complies with FATCA and will otherwise comply with FATCA with respect to such customers, and (iii) will promptly provide (or arrange for the prompt provision) to LMIS, upon Our reasonable request, confirmation that You and Your customers have complied with all applicable obligations under applicable tax law (including FATCA).

(c) You represent, confirm and agree that for all of Your customers investing in Fund shares through an account of a type other than those described below, You will promptly provide to LMIS, upon Our reasonable request, such information and documentation as may be necessary for LMIS and the Funds to perform and provide U.S. federal income tax reporting and all applicable U.S. federal income tax withholding, including without limitation backup withholding and any withholding or other compliance required by FATCA.

Account Types	Description

Network Level 3 Accounts	Network Level 3 Accounts, as that term is used by the National Securities Clearing Corporation (NSCC), refer to accounts for which You maintain full client control, including the handling of all orders, customer statements and reporting.

Trust Networked Accounts	Trust Networked Accounts refer to Network Level 0, as that term is used by the NSCC, trust accounts for which You maintain all customer account-level information.

Non-NSCC Accounts Similar to the Foregoing	Non-NSCC accounts for which You maintain full client control, including the handling of all orders, customer statements and reporting or for which You maintain all customer account-level information.

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(d) You acknowledge that, notwithstanding anything to the contrary in the Agreement (and with the exception of Trust Networked Accounts as described below), for those accounts of Your customers for which LMIS and/or the Fund provide certain shareholder services (similar to the services to be provided if those accounts were maintained as “direct to the Fund” accounts), unless otherwise agreed to by the parties, LMIS and/or the Fund shall only be responsible for the following: (i) regulatory mailings, (ii) client notifications, (iii) tax reporting, (iv) statement production, (v) daily trade confirmations and (vi) providing online access to their account information. You shall be responsible for providing all other services and performing all other tasks as described in the Agreement.

For Trust Networked Accounts maintained on the books of a Fund, LMIS and/or the Fund shall only be responsible for regulatory mailings, and You shall be responsible for providing all other services and performing all other tasks as described in the Agreement.

30. Alternative Investment Fund Managers Directive.

(a) You acknowledge and agree that in connection with Your services to the Distributor and/or the Funds You are aware that neither Legg Mason Partners Fund Advisor LLC, the Funds’ Manager, nor the Funds are currently approved, registered or otherwise permitted to market to prospective investors which are domiciled in, or with a registered office in, any jurisdiction within the Member States of the European Union and the European Economic Area (together, the “EEA”) under any legislation implementing the Alternative Investment Fund Managers Directive, (“AIFMD”), and the supplementing Level 2 Delegated Regulation to the AIFMD in the relevant country.

(b) You further acknowledge and agree that the Funds are only available for sale to residents of the United States and that pursuant to Your appointment by Distributor as our intermediary, You are hereby prohibited from performing any marketing activities relating to the Funds which involve prospective investors domiciled in, or with a registered office in, any jurisdiction within the EEA with immediate effect (the “Instruction”).

(c) You further acknowledge and agree that any failure by it to comply with the Instruction could expose You to liability for any and all direct or indirect costs, claims, expenses, liabilities or losses, including attorney’s fees resulting, which may arise from any alleged violation of the AIFMD, the Level 2 Regulation, or any legislation implementing the AIFMD and the Level 2 Regulation in the relevant country related to the offer or sale by You of interests in the Funds.

31. Use of Names. Neither party shall use the name of the other party in any manner without the other party’s written consent, except as required by any applicable federal or state law, rule or regulation, and except pursuant to any mutually agreed upon promotional program.

32. Severability. If any provision of this Agreement is held invalid or unenforceable for any reason, such provision shall be fully severable, and this Agreement shall be enforced and construed as if such provision had never comprised part of this Agreement.

33. Advertising. We agree to make available sales and advertising materials relating to the Shares as We in our discretion determine appropriate. We represent and warrant that all such materials comply with Applicable Law. You shall have the right to prepare Your own marketing memorandums, bulletins, and/or information or related materials (“Marketing Pieces”) relating to any of the Funds or Fund Shares represented by this Agreement; provided, however, that any information or descriptions regarding the Funds complies with the Fund’s Prospectus and You are responsible for complying with all Applicable Law including, without limitation, any requirements of filing with the SEC, FINRA, or other entity. You agree to submit Marketing Pieces intended for public distribution to us for our review and

Dealer Agreement (April 2015)	Page 14 of 16

written approval at least 10 business days prior to distribution or publication. You agree not to publish or distribute Marketing Pieces without first receiving our written approval and any regulatory approval that may be required.

34. Records. Each party agrees to maintain all records required of such party by Applicable Law relating to the offer and sale of Shares. Upon reasonable request by one party, the other party will provide access to or make copies of such records.

35. Captions. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect LMIS.

36. Effectiveness of Payment Obligations. No compensation, fees or payment obligations contemplated by this Agreement will accrue until the date that the Agreement is executed by LMIS.

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For the purpose of referring to this Agreement, the date of this Agreement shall be the date of acceptance by Legg Mason Investor Services, LLC.

By:

Name:
Title:
Date:

Accepted:

Firm Name:

Accepted By (signature):

Name (print):	Title:

Date:

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